This filing amends and restates the prior preliminary terms supplement dated April 29, 2016
RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated May 3, 2016
Pricing Supplement Dated May __, 2016 to the
 Product Prospectus Supplement ERN-ES-1 Dated January 14, 2016,
Prospectus Supplement Dated January 8, 2016, and
 Prospectus Dated January 8, 2016
$__________ Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Notes linked to a Stable Growth Basket (the “Notes”).  The Notes are linked to an equally weighted Basket consisting of 16 common equity securities, set forth below.  The CUSIP number for the Notes is 78012KNV5.
The Notes may pay interest on August 31, 2016, November 30, 2016, February 28, 2017, and the maturity date.  The amount of any interest to be paid on the Notes will not be fixed, and will depend upon the total dividends paid on the Reference Stocks during the preceding quarter, as described in more detail below.
On the maturity date, the amount that we will pay to you (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the Notes.  As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the Percentage Amount of the Basket is not at least approximately 102.30%.
We describe in more detail below how the payments on the Notes will be determined.
Issue Date: May 31, 2016
Maturity Date: June 6, 2017
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated January 14, 2016, and “Selected Risk Considerations” beginning on page P-8 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note		Total
Price to public	100.00%	$
Underwriting discounts and commissions	1.50%	$
Proceeds to Royal Bank of Canada	98.50%	$
The initial estimated value of the Notes as of the date of this terms supplement is $975.00 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $965.00 per $1,000 in principal amount.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $15.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $15.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-31 below.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:
The Notes are linked to the value of a basket (the “Basket”) consisting of the common equity securities of 16 publicly traded companies indicated on page P-3 (each, a “Reference Stock,” and collectively, the “Reference Stocks”).  The Reference Stocks represent 16 common stocks identified by RBC Capital Markets due to factors such as their potential for positive earnings, consistent operating results and lower volatility, and rated as “Outperform” by RBC Capital Markets analysts.  See the section below, “The Basket.”

Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	May 24, 2016
Issue Date:	May 31, 2016
Valuation Date:	June 1, 2017
Payment at Maturity (if held to maturity):
The amount that you will receive at maturity for each $1,000 in principal amount of the Notes will depend upon the performance of the Basket and the dividends paid on the Reference Stocks.  The Redemption Amount will equal the product of (a) $977.50 and (b) the Percentage Amount.
As discussed in more detail below, the Percentage Amount must exceed approximately 102.30% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount.  In addition, the Redemption Amount could be substantially less than the principal amount of the Notes.

Percentage Amount:	The Percentage Amount will equal an amount, expressed as a percentage and rounded to two decimal places, equal to Final Price - Initial Price Initial Price
Initial Price:	The closing price per share of a Reference Stock on the Pricing Date, as determined by the Calculation Agent.
Final Price:	The closing price per share of a Reference Stock on the Valuation Date.

P-2	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Basket:	Reference Stock Issuer	Ticker	Initial Price
	AMETEK, Inc.	AME
	Aon PLC	AON
	Amphenol Corporation	APH
	Chubb Limited	CB
	C.H. Robinson Worldwide, Inc.	CHRW
	General Dynamics Corporation	GD
	General Mills, Inc.	GIS
	Johnson & Johnson	JNJ
	Lockheed Martin Corporation	LMT
	McDonald's Corporation	MCD
	Medtronic, PLC	MDT
	Marsh & McLennan Companies, Inc.	MMC
	Stryker Corporation	SYK
	United Parcel Service, Inc.	UPS
	Verizon Communications Inc.	VZ
	Xylem Inc.	XYL
Component Weights:	1/16 for each Reference Stock (subject to adjustment as provided below).
Initial Basket Level:	The initial level of the Basket shall be deemed to be $1,000.
Initial Composition of the Basket:
The Basket shall initially be deemed to consist of a number of shares of each Reference Stock calculated as follows:
•      Each Reference Stock shall initially constitute 1/16 of the Basket, with an aggregate value of $62.50 ($1,000 divided by 16).
•      Accordingly, initially, the number of shares of each Reference Share in the Basket shall be calculated by dividing $62.50 by the Adjusted Initial Share Price, rounded to four decimal places.
•      The number of shares of each Reference Share initially included in the Basket will be determined on the Pricing Date, and will be set forth in the final pricing supplement.
For example, if the Adjusted Initial Share Price of a Reference Share is $25.00, the Basket will initially be deemed to include 2.50 shares of that Reference Share ($62.50 divided by $25).

Final Basket Level:	The value of the shares (and any other assets) in the Basket as of the close of trading on the Valuation Date, as determined by the Calculation Agent, using the Final Price of each Reference Stock.
Adjustments to the Composition of the Basket:
The Calculation Agent will adjust the number of shares of each Reference Stock in the Basket, as may be needed to reflect stock splits, reverse stock splits, stock dividends, and similar transactions, as discussed in the section of the product supplement, “General Terms of the Notes—Anti-Dilution Adjustments Relating to Equity Securities.”  See “Other Terms of Your Notes” on page P-11 of this document.

P-3	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Interest Payment Dates:	August 31, 2016, November 30, 2016, February 28, 2017 and June 6, 2017 (the maturity date).
Interest Calculation Dates:	August 26, 2016, November 25, 2016, February 23, 2017 and June 1, 2017 (the Valuation Date).
Calculation of Interest Payments:
The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Stock during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, 97.75% of the sum of the Dividend Amounts for each of the Reference Stocks.

Interest Calculation Period:
The first Interest Calculation Period will commence on the trading day after the Pricing Date and end on the first Interest Calculation Date.
Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date.  The final Interest Calculation Date will occur on the Valuation Date.

Dividend Amount:
For each Reference Stock, an amount in U.S. dollars equal to (a) $1,000 divided by the Initial Price of the applicable Reference Stock multiplied by (b) the applicable Component Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per share of Reference Stock declared by the applicable Reference Stock Issuer where the date that the applicable Reference Stock has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, as described in more detail below.  However, in the case of CB, only 65% of (c) will be included towards the Dividend Amount.  This percentage is designed to reflect the approximate percentage of a dividend that a hypothetical holder of CB would receive after giving effect to applicable withholding taxes of Switzerland.  However, there can be no assurance that this percentage would reflect the impact of applicable taxes on any holder of that Reference Stock.

Maturity Date:	June 6, 2017, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 14, 2016.
Term:	Approximately 53 weeks.
Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if the value of the Basket decreases, or does not increase by at least 2.30%, from the Pricing Date to the Valuation Date.

Calculation Agent:	RBCCM

P-4	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled contingent income-bearing derivative contract linked to the Basket for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 14, 2016 under “Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Events of Default:
In case an event of default with respect to the Notes will have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration will be determined by the Calculation Agent and will be an amount of cash equal to the amount payable as described above under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date.  The Dividend Amount for each Reference Stock will only include dividends declared and paid through that date.

The Pricing Date and the Issue Date of the Notes are subject to change. The actual Pricing Date, Issue Date, and other dates for the Notes set forth above will be set forth in the final pricing supplement.

P-5	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 14, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Risk Factors” in the product prospectus supplement dated January 14, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-ES-1 dated January 14, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047764/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-6	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
HYPOTHETICAL RETURNS AT MATURITY
The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount.  The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the Notes.  Numbers appearing in the examples below have been rounded for ease of analysis.  This table does not reflect any interest that may be paid on the Notes.
Percentage Amount	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,368.50	36.85%
130.00%	$1,270.75	27.08%
120.00%	$1,173.00	17.30%
110.00%	$1,075.25	7.53%
102.30%(1)	$1,000.00	0.00%
100.00%(2)	$977.50	-2.25%
90.00%	$879.75	-12.03%
80.00%	$782.00	-21.80%
70.00%	$684.25	-31.58%
60.00%	$586.50	-41.35%
50.00%	$488.75	-51.13%
40.00%	$391.00	-60.90%
30.00%	$293.25	-70.68%
20.00%	$195.50	-80.45%
10.00%	$97.75	-90.23%
0.00%	$0.00	-100.00%
(1) Due to the payment formula set forth above, for you to receive a Redemption Amount greater than the principal amount the Notes, the Percentage Amount must be greater than approximately 102.30%.
(2) If the Percentage Amount is not at least approximately 102.30%, you will lose some or all of the principal amount of the Notes.
Please see the sections below, “Selected Risk Considerations—Principal at Risk” and “—The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which Will Negatively Impact Your Return on the Notes.”

P-7	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Risk Factors” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket. Investors will also lose a portion of their principal amount if the Percentage Amount is not at least approximately 102.30%.
•	The Notes May Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There may be no periodic interest payments on the Notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Stock during the Interest Calculation Period preceding each interest payment date. The yield that you will receive on your Notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of ours with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which Will Negatively Impact Your Return on the Notes – Because the calculation of the Redemption Amount for each $1,000 in principal amount reflects the product of the Percentage Amount and $977.50, the return, if any, on the Notes will not reflect the full performance of the Reference Stocks. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Stocks were purchased and held for a similar period. Similarly, the interest payments you receive on the Notes will be less than the applicable Dividend Amounts. In addition, the applicable Dividend Amount relating to AON will be reduced as set forth above.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of all required payments on the Notes will be dependent upon Royal Bank’s ability to repay its obligations as of the applicable payment date. This will be the case even if the value of the Basket increases after the Pricing Date, or if substantial payments are made on the Reference Stocks. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	You Will Not Have Any Rights to the Reference Stocks – As a holder of the Notes, you will not have voting rights or other rights that holders of the Reference Stocks would have. You will have no right to receive shares of the Reference Stocks.
•	The Historical Performance of the Reference Stocks Should Not Be Taken as an Indication of Their Future Performance – The Final Prices of the Reference Stocks will determine the Redemption Amount. The historical performance of the Reference Stocks does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Stocks will rise or fall during the term of the Notes. The prices of the Reference Stocks will be influenced by complex and interrelated political, economic, financial and other factors.

P-8	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
•	Holders of the Reference Stocks Are Only Entitled to Receive Those Dividends as Each Issuer’s Board of Directors May Declare out of Funds Legally Available – Although dividends and distributions on one or more of the Reference Stocks may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future. The Dividend Amount of one or more of the Reference Stocks during the term of the Notes may be zero. If the dividends paid on the Reference Stocks are not significant, any interest payments that you receive on the Notes may not be sufficient to provide you with your desired return on the Notes.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.
•	Our Business Activities May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Any of these activities by us or one or more of our affiliates may affect the value of the Reference Stocks, and, therefore, the market value of the Notes.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks – In the ordinary course of their business, RBCCM and our other affiliates have expressed views on the value of the Reference Stocks and/or expected movements in their prices, and may do so in the future. These views or reports may be communicated to clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly

P-9	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by us or our affiliates.
•	The Inclusion of the Reference Stocks in the Basket Does Not Guarantee a Positive Return on the Notes – There can be no assurance that any Reference Stock, or the Basket in its entirety, will increase in value. The performance of the Reference Stocks may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. The Reference Stocks were included among 50 companies described in a March 28, 2016 report published by RBCCM. The report was intended to identify companies that may deliver consistent positive earnings and that may be less volatile than the broader market. As of the date of this document, the Reference Stocks are rated “Outperform” by RBC Capital Markets analysts. However, there can be no assurance that these companies will have positive earnings, or that the prices of the Reference Stocks will increase. Although RBCCM has expressed a positive view as to the Reference Stocks prior to the date of this terms supplement, its views may change significantly during the term of the Notes. In addition, any positive views of RBCCM’s research divisions are separate and apart from the offering of the Notes, and do not constitute investment advice. Our offering of the Notes does not constitute our recommendation or the recommendation of RBCCM or our other affiliates to invest in the Notes or in the Reference Stocks.
•	An Investment in the Notes Is Subject to Risks Relating to Foreign Securities Markets – Three of the Reference Stocks, Aon PLC, Chubb Limited and Medtronic PLC, are issued by companies organized outside of the U.S. An investment linked to companies of this type involves particular risks. For example, the relevant foreign markets may be more volatile than the U.S. markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.
•	As Calculation Agent, RBCCM Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and Your Payment at Maturity – As calculation agent for your Notes, RBCCM will have discretion in making various determinations that affect your Notes, including determining the Final Prices, the Percentage Amount, the Redemption Amount, the amounts of any interest payments on the Notes, and whether any market disruption events have occurred. The Calculation Agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that an issuer of a Reference Stock may undertake. The exercise of this discretion by RBCCM could adversely affect the value of your Notes and may present RBCCM, which is our wholly owned subsidiary, with a conflict of interest.
•	Market Disruption Events and Adjustments – The payments on the Notes are subject to adjustment as described in this terms supplement and the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-10	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
OTHER TERMS OF YOUR NOTES
Certain Reorganization Events
If an issuer of a Reference Stock undergoes a Reorganization Event, as described on PS-16 of the product prospectus supplement dated January 14, 2016 (for example, if it merges with another entity and is not the surviving company), that Reference Stock may be removed from the Basket by the Calculation Agent following the effective date of the Reorganization Event, with the Component Weightings of the remaining Reference Stocks increasing proportionately to reflect the relevant weightings of those remaining Reference Stocks at the time of the Reorganization Event.
In order to accomplish the foregoing, the Calculation Agent will determine the value of the shares of the Reference Stock in the Basket that is subject to the Reorganization Event, and will add to the Basket a number of shares of each other Reference Stock that is proportionate to the relative weightings of the Reference Stocks at the time of the Reorganization Event.
In the event of a Reorganization Event, The Calculation Agent will have sole discretion in determining the distribution of shares. In order to determine the value of the Reference Stock that is subject to the Reorganization Event, the Calculation Agent may use its closing price on the last trading day on which it trades prior to the effective date of the relevant transaction, the terms of the transaction that is the subject of the Reorganization Event, or such other commercially reasonable method as it may determine to be appropriate at that time.  The weightings of the remaining Reference Stocks at that time, and the number of shares of each to be added to the Basket, will be determined by the Calculation Agent based upon the percentage of the Basket value that they constitute, from their respective closing prices.
Additional Anti-Dilution Adjustments
The Calculation Agent will adjust the number of shares of each Reference Stock in the Basket, as it determines may be needed to reflect stock splits, reverse stock splits, stock dividends, and other corporate transactions, which are discussed in the section of the product supplement, “General Terms of the Notes—Anti-Dilution Adjustments Relating to Equity Securities.”  For example, if a Reference Stock is subject to a 2-for-1 stock split, the Calculation Agent may determine that, upon the applicable effective date, each one share of that Reference Stock in the Basket shall be deemed to thereafter to represent two shares.

P-11	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS
The issuer of each Reference Stock is registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information required by the Securities and Exchange Commission (“SEC”).  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the issuers of the Reference Stocks with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.
The Selection of the Basket
The Reference Stocks represent 16 common stocks of issuers identified in an RBCCM research report published on March 28, 2016.  The report, which excluded utilities and REITs, highlighted 50 stocks consisting mainly of companies in the staples, business services, technology staples, defense and health care ex biotechnology sectors, that RBCCM identified as having the potential to generate consistent positive earnings and lower volatility than the broader market. As of April 28, 2016, each of the 16 Reference Stocks was rated “Outperform” by RBC Capital Markets analysts.
Please note that the selection of the Reference Stocks was based only on research views, based on information that was available through March 28, 2016.  There is no assurance that any particular company will be successful, or that the investment thesis underlying these research views will come to pass.  Moreover, the business, results of operations, and prospects of these companies and the growth and health of each issuer of the Reference Stocks are subject to conditions outside of the control of the Equity Research Department, such as general economic conditions.
Additional information regarding RBCCM research analyst ratings is available at https://www.rbccm.com/equityresearch/cid-203939.html.  Information on that website is not included or incorporated by reference in this document.  A rating is subject to downward revision at any time, and a broker-dealer may cease to cover a particular security at any time, including during the term of the Notes.
Neither we nor our affiliates make any representation as to the future performance of any Reference Stock or the Basket.
Description of the Reference Stock Issuers
The following information regarding each issuer of the Reference Stocks is derived from publicly available information and we have not independently verified it.
•	AMETEK, Inc. is a manufacturer of electronic instruments and electromechanical devices. The company manufactures instruments for process, aerospace, power and industrial markets, and is a supplier of electrical interconnects, specialty metals, technical motors and systems, and floor care and specialty motors. Its common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “AME.”
•	Aon PLC is a professional services provider. The company is comprised of risk and insurance brokerage consulting. The company’s services include helping manage risk for clients, negotiating and placing insurance risk with other carriers, and advising clients related to health and benefits, retirement, compensation, strategic human capital, and human resource outsourcing. Its Class A ordinary shares trade on the NYSE under the symbol “AON.”
•	Amphenol Corporation designs, manufactures, and markets electrical, electronic and fiber optic connectors, interconnect systems, and coaxial and flat-ribbon cable. The company's products are used in a variety of industries, including telephone, wireless, and data communications systems, cable television systems, and commercial and military aerospace electronics. Its common stock trades on the NYSE under the symbol “APH.”
•	Chubb Limited operates as a property and casualty insurance company. The company provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance. Its common shares trade on the NYSE under the symbol “CB.”
•	C.H. Robinson Worldwide, Inc. provides multimodal transportation services and logistics solutions. The company provides a variety of logistics services, such as fresh produce sourcing and freight consolidation. Its common stock trades on the Nasdaq Global Market under the symbol “CHRW.”

P-12	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
•	General Dynamics Corporation is a diversified defense company. The company offers a portfolio of products and services in business aviation, combat vehicles, weapons systems and munitions, shipbuilding design and construction, and information systems, technologies and services. Its common stock trades on the NYSE under the symbol “GD.”
•	General Mills, Inc. manufactures and markets branded and packaged consumer foods. The company also supplies branded and unbranded food products to the foodservice and commercial baking industries. Its common stock is traded on the NYSE under the symbol “GIS.”
•	Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment. Its common stock is traded on the NYSE under the symbol “JNJ.”
•	Lockheed Martin Corporation is a security company that researches, designs, develops, manufactures, and integrates technology products and services. The company's businesses include space, telecommunications, electronics, information and services, aeronautics, energy, and systems integration. Its common stock is traded on the NYSE under the symbol “LMT.”
•	McDonald's Corporation franchises and operates fast-food restaurants. The company's restaurants serve a variety of value-priced menu products. Its common shares are traded on the NYSE under the symbol “MCD.”
•	Medtronic, PLC develops therapeutic and diagnostic medical products. The company's principal products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, heart valve replacement, malignant and non-malignant pain, and movement disorders. Its ordinary shares trade on the NYSE under the symbol “MDT.”
•	Marsh & McLennan Companies, Inc. is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. The company offers analysis, advice, and transactional capabilities to clients worldwide. Its common stock trades on the NYSE under the symbol “MMC.”
•	Stryker Corporation develops, manufactures, and markets specialty surgical and medical products. The company's products include implants, biologics, surgical, neurologic, ear, nose & throat and interventional pain equipment, endoscopic, surgical navigation, communications and digital imaging systems, as well as patient handling and emergency medical equipment. Its common stock trades on the NYSE under the symbol “SYK.”
•	United Parcel Service, Inc. delivers packages and documents throughout the United States and in other countries and territories. The company also provides global supply chain services and less-than-truckload transportation through its integrated air and ground pick-up and delivery network. Its common stock is traded on the NYSE under the symbol “UPS.”
•	Verizon Communications Inc. is a telecommunications company that provides wire line voice and data services, wireless services, Internet services, and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and payphones. Its common stock is traded on the NYSE under the symbol “VZ.”
•	Xylem Inc. is a designer, manufacturer, equipment and service provider for water and wastewater applications addressing the full-cycle of water from collection, distribution, and use to the return of water to the environment. The company's products include water and wastewater pumps, treatment and testing equipment, industrial pumps, valves, heat exchangers, and dispensing equipment. Its common stock is traded on the NYSE under the symbol “XYL.”

P-13	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Hypothetical Historical Performance of the Basket
While actual historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical historical daily performance of the Basket from October 13, 2011 (the date on which the Reference Stock with the most limited trading history, Xylem Inc., began trading) through April 28, 2016. The graph is based upon actual daily historical closing prices of the Reference Stocks and a hypothetical basket level of 100.00 as of October 13, 2011. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Notes may be. Any hypothetical historical upward or downward trend in the level of the Basket shown below is not an indication that the level of the Basket is more or less likely to increase or decrease at any time over the term of the Notes.
Historical Information
The graphs below set forth the recent historical performance of each of the Reference Stocks.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end Closing Prices of each Reference Stock.  The information provided in each table is for the four calendar quarters of 2013, 2014 and 2015, and for the first quarter of 2016 and the period from April 1, 2016 to April 28, 2016.
We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of their future performance or what the value of the Notes may be, and no assurance can be given as to the price of any Reference Stock on the Valuation Date.  We cannot give you assurance that the performance of any Reference Stock will not result in the loss of a portion of your investment.

P-14	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	43.46	38.00	43.36
4/1/2013	6/28/2013	43.98	39.46	42.30
7/1/2013	9/30/2013	48.01	42.23	46.02
10/1/2013	12/31/2013	62.05	43.40	52.67

1/1/2014	3/31/2014	54.40	47.39	51.49
4/1/2014	6/30/2014	54.50	49.50	52.28
7/1/2014	9/30/2014	53.49	47.95	50.21
10/1/2014	12/31/2014	54.25	45.12	52.63

1/1/2015	3/31/2015	45.09	39.95	43.28
4/1/2015	6/30/2015	43.90	38.77	39.21
7/1/2015	9/30/2015	42.28	37.27	40.86
10/1/2015	12/31/2015	43.79	37.77	38.35

1/1/2016	3/31/2016	52.93	42.82	49.98
4/1/2016	4/28/2016	52.61	47.21	48.10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-15	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	61.87	54.65	61.50
4/1/2013	6/28/2013	67.26	58.48	64.35
7/1/2013	9/30/2013	76.30	64.20	74.44
10/1/2013	12/31/2013	84.33	70.72	83.89

1/1/2014	3/31/2014	87.45	76.49	84.28
4/1/2014	6/30/2014	91.07	78.60	90.09
7/1/2014	9/30/2014	91.28	83.06	87.67
10/1/2014	12/31/2014	98.10	78.26	94.83

1/1/2015	3/31/2015	102.38	89.35	96.12
4/1/2015	6/30/2015	104.70	95.32	99.68
7/1/2015	9/30/2015	103.38	87.58	88.61
10/1/2015	12/31/2015	97.79	86.38	92.21

1/1/2016	3/31/2016	104.76	83.83	104.45
4/1/2016	4/28/2016	106.17	100.68	103.16
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-16	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	37.36	32.89	37.33
4/1/2013	6/28/2013	41.69	35.05	38.97
7/1/2013	9/30/2013	42.83	37.03	38.69
10/1/2013	12/31/2013	44.73	37.09	44.59

1/1/2014	3/31/2014	46.81	42.06	45.83
4/1/2014	6/30/2014	49.38	45.15	48.17
7/1/2014	9/30/2014	52.97	47.24	49.93
10/1/2014	12/31/2014	55.66	45.27	53.81

1/1/2015	3/31/2015	60.54	51.19	58.93
4/1/2015	6/30/2015	59.61	54.95	57.97
7/1/2015	9/30/2015	58.51	47.44	50.96
10/1/2015	12/31/2015	55.68	49.01	52.23

1/1/2016	3/31/2016	58.35	44.50	57.82
4/1/2016	4/28/2016	59.19	56.14	56.41

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-17	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	89.06	79.79	88.97
4/1/2013	6/28/2013	93.05	84.73	89.48
7/1/2013	9/30/2013	95.90	87.11	93.56
10/1/2013	12/31/2013	104.07	90.52	103.53

1/1/2014	3/31/2014	103.39	92.00	99.06
4/1/2014	6/30/2014	108.62	97.55	103.70
7/1/2014	9/30/2014	107.95	99.45	104.87
10/1/2014	12/31/2014	117.89	101.15	114.88

1/1/2015	3/31/2015	115.77	107.23	111.49
4/1/2015	6/30/2015	112.72	99.55	101.68
7/1/2015	9/30/2015	111.63	96.00	103.40
10/1/2015	12/31/2015	119.86	100.34	116.85

1/1/2016	3/31/2016	122.54	106.82	119.15
4/1/2016	4/28/2016	123.17	116.82	117.19
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-18	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	67.93	55.81	59.46
4/1/2013	6/28/2013	61.91	53.74	56.31
7/1/2013	9/30/2013	62.46	55.26	59.59
10/1/2013	12/31/2013	61.94	55.92	58.35

1/1/2014	3/31/2014	60.31	50.21	52.39
4/1/2014	6/30/2014	64.09	51.10	63.79
7/1/2014	9/30/2014	69.50	63.09	66.32
10/1/2014	12/31/2014	77.49	63.42	74.89

1/1/2015	3/31/2015	76.18	67.11	73.22
4/1/2015	6/30/2015	73.09	61.46	62.39
7/1/2015	9/30/2015	71.50	61.64	67.78
10/1/2015	12/31/2015	73.34	59.71	62.02

1/1/2016	3/31/2016	75.11	60.31	74.23
4/1/2016	4/28/2016	76.10	69.84	70.83

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-19	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	72.01	64.47	70.51
4/1/2013	6/28/2013	79.48	65.37	78.33
7/1/2013	9/30/2013	89.94	77.40	87.52
10/1/2013	12/31/2013	95.76	83.61	95.55

1/1/2014	3/31/2014	113.57	93.85	108.92
4/1/2014	6/30/2014	121.68	104.22	116.55
7/1/2014	9/30/2014	130.17	114.04	127.09
10/1/2014	12/31/2014	146.13	114.73	137.62

1/1/2015	3/31/2015	142.55	131.33	135.73
4/1/2015	6/30/2015	147.03	130.91	141.69
7/1/2015	9/30/2015	153.76	132.02	137.95
10/1/2015	12/31/2015	152.51	135.77	137.36

1/1/2016	3/31/2016	138.53	121.61	131.37
4/1/2016	4/28/2016	144.15	129.55	141.16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-20	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	49.37	40.44	49.31
4/1/2013	6/28/2013	50.97	46.18	48.53
7/1/2013	9/30/2013	53.07	47.50	47.92
10/1/2013	12/31/2013	51.96	47.31	49.91

1/1/2014	3/31/2014	52.00	46.70	51.82
4/1/2014	6/30/2014	55.64	50.97	52.54
7/1/2014	9/30/2014	53.84	49.86	50.45
10/1/2014	12/31/2014	54.61	48.32	53.33

1/1/2015	3/31/2015	57.25	51.43	56.60
4/1/2015	6/30/2015	57.73	54.14	55.72
7/1/2015	9/30/2015	59.87	47.43	56.13
10/1/2015	12/31/2015	59.36	55.29	57.66

1/1/2016	3/31/2016	63.73	53.53	63.35
4/1/2016	4/28/2016	65.49	60.04	61.26

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-21	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	81.59	70.30	81.53
4/1/2013	6/28/2013	89.99	80.31	85.86
7/1/2013	9/30/2013	94.42	85.50	86.69
10/1/2013	12/31/2013	95.99	85.50	91.59

1/1/2014	3/31/2014	98.60	86.09	98.23
4/1/2014	6/30/2014	106.00	96.05	104.62
7/1/2014	9/30/2014	108.77	98.80	106.59
10/1/2014	12/31/2014	109.49	95.10	104.57

1/1/2015	3/31/2015	106.50	97.15	100.60
4/1/2015	6/30/2015	104.48	97.01	97.46
7/1/2015	9/30/2015	101.36	81.79	93.35
10/1/2015	12/31/2015	105.49	91.76	102.72

1/1/2016	3/31/2016	109.56	94.28	108.20
4/1/2016	4/28/2016	114.19	107.69	112.48

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-22	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	96.59	85.88	96.52
4/1/2013	6/28/2013	109.26	94.00	108.46
7/1/2013	9/30/2013	131.60	105.54	127.55
10/1/2013	12/31/2013	149.99	121.52	148.66

1/1/2014	3/31/2014	168.41	144.69	163.24
4/1/2014	6/30/2014	168.87	153.54	160.73
7/1/2014	9/30/2014	184.09	156.23	182.78
10/1/2014	12/31/2014	198.72	166.28	192.57

1/1/2015	3/31/2015	207.06	186.01	202.96
4/1/2015	6/30/2015	202.55	185.33	185.90
7/1/2015	9/30/2015	213.34	181.91	207.31
10/1/2015	12/31/2015	227.91	201.81	217.15

1/1/2016	3/31/2016	223.86	200.47	221.50
4/1/2016	4/28/2016	234.59	219.17	232.72

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-23	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	99.78	89.25	99.69
4/1/2013	6/28/2013	103.70	95.16	99.00
7/1/2013	9/30/2013	101.81	94.01	96.21
10/1/2013	12/31/2013	99.27	93.14	97.03

1/1/2014	3/31/2014	99.07	92.22	98.03
4/1/2014	6/30/2014	103.78	96.52	100.74
7/1/2014	9/30/2014	101.36	90.53	94.81
10/1/2014	12/31/2014	97.50	87.62	93.70

1/1/2015	3/31/2015	101.09	88.77	97.44
4/1/2015	6/30/2015	101.08	94.02	95.07
7/1/2015	9/30/2015	101.88	87.50	98.53
10/1/2015	12/31/2015	120.23	97.13	118.14

1/1/2016	3/31/2016	126.96	112.71	125.68
4/1/2016	4/28/2016	129.80	124.87	127.92

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-24	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	47.41	41.16	46.96
4/1/2013	6/28/2013	53.83	45.39	51.47
7/1/2013	9/30/2013	55.98	51.22	53.25
10/1/2013	12/31/2013	58.85	52.44	57.39

1/1/2014	3/31/2014	61.74	53.33	61.54
4/1/2014	6/30/2014	65.50	55.85	63.76
7/1/2014	9/30/2014	67.11	60.68	61.95
10/1/2014	12/31/2014	75.66	59.83	72.20

1/1/2015	3/31/2015	79.50	70.87	77.99
4/1/2015	6/30/2015	79.08	73.24	74.10
7/1/2015	9/30/2015	78.91	55.54	66.94
10/1/2015	12/31/2015	78.92	66.35	76.92

1/1/2016	3/31/2016	78.25	71.03	75.00
4/1/2016	4/28/2016	80.74	74.35	79.78

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-25	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	38.00	34.43	37.97
4/1/2013	6/28/2013	41.68	37.00	39.92
7/1/2013	9/30/2013	44.63	39.96	43.55
10/1/2013	12/31/2013	48.56	41.98	48.36

1/1/2014	3/31/2014	50.48	44.25	49.30
4/1/2014	6/30/2014	52.39	46.78	51.82
7/1/2014	9/30/2014	53.64	50.09	52.34
10/1/2014	12/31/2014	58.74	48.66	57.24

1/1/2015	3/31/2015	58.11	53.50	56.09
4/1/2015	6/30/2015	59.99	55.79	56.70
7/1/2015	9/30/2015	58.83	50.90	52.22
10/1/2015	12/31/2015	57.46	51.05	55.45

1/1/2016	3/31/2016	60.96	50.81	60.79
4/1/2016	4/28/2016	63.67	59.85	62.81

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-26	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	66.92	55.24	65.24
4/1/2013	6/28/2013	70.00	63.35	64.68
7/1/2013	9/30/2013	71.94	63.71	67.59
10/1/2013	12/31/2013	75.55	66.93	75.14

1/1/2014	3/31/2014	83.86	74.02	81.47
4/1/2014	6/30/2014	86.93	75.78	84.32
7/1/2014	9/30/2014	85.91	78.91	80.75
10/1/2014	12/31/2014	98.24	77.87	94.33

1/1/2015	3/31/2015	96.18	89.81	92.25
4/1/2015	6/30/2015	97.94	90.19	95.57
7/1/2015	9/30/2015	105.34	91.73	94.10
10/1/2015	12/31/2015	100.51	90.30	92.94

1/1/2016	3/31/2016	107.95	86.68	107.29
4/1/2016	4/28/2016	113.85	106.26	109.56
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-27	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	85.93	75.02	85.90
4/1/2013	6/28/2013	89.96	81.95	86.48
7/1/2013	9/30/2013	92.12	85.18	91.37
10/1/2013	12/31/2013	105.37	88.45	105.08

1/1/2014	3/31/2014	104.91	93.19	97.38
4/1/2014	6/30/2014	104.30	95.45	102.66
7/1/2014	9/30/2014	105.09	94.87	98.29
10/1/2014	12/31/2014	113.10	94.05	111.17

1/1/2015	3/31/2015	114.40	96.32	96.94
4/1/2015	6/30/2015	102.84	94.88	96.91
7/1/2015	9/30/2015	104.07	93.64	98.69
10/1/2015	12/31/2015	107.32	95.82	96.23

1/1/2016	3/31/2016	106.61	87.30	105.47
4/1/2016	4/28/2016	107.21	103.41	104.91

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-28	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	49.59	41.50	49.15
4/1/2013	6/28/2013	54.31	47.77	50.34
7/1/2013	9/30/2013	51.94	45.08	46.68
10/1/2013	12/31/2013	51.49	46.03	49.14

1/1/2014	3/31/2014	49.40	45.45	47.57
4/1/2014	6/30/2014	50.33	45.85	48.93
7/1/2014	9/30/2014	53.66	48.20	49.99
10/1/2014	12/31/2014	51.73	45.09	46.78

1/1/2015	3/31/2015	49.99	45.37	48.63
4/1/2015	6/30/2015	50.86	46.60	46.61
7/1/2015	9/30/2015	48.26	38.06	43.51
10/1/2015	12/31/2015	47.23	42.20	46.22

1/1/2016	3/31/2016	54.37	43.79	54.08
4/1/2016	4/28/2016	54.49	49.47	51.02

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-29	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2013	3/28/2013	29.49	26.39	27.56
4/1/2013	6/28/2013	29.19	25.56	26.94
7/1/2013	9/30/2013	29.79	23.61	27.93
10/1/2013	12/31/2013	34.93	26.99	34.60

1/1/2014	3/31/2014	39.79	32.62	36.42
4/1/2014	6/30/2014	40.00	34.50	39.08
7/1/2014	9/30/2014	39.43	34.77	35.49
10/1/2014	12/31/2014	39.23	31.80	38.07

1/1/2015	3/31/2015	38.59	33.54	35.02
4/1/2015	6/30/2015	37.70	34.80	37.07
7/1/2015	9/30/2015	37.32	29.90	32.85
10/1/2015	12/31/2015	38.00	32.16	36.50

1/1/2016	3/31/2016	41.21	31.67	40.90
4/1/2016	4/26/2016	43.04	40.47	42.17

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-30	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about May 31, 2016, which is the fourth (4th) business day following the Pricing Date (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to three business days before delivery will be required, by virtue of the fact that the Notes will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution - Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options, other derivatives or trading in shares of any Reference Stock) on the issue date with RBCCM, one of our other subsidiaries or any third-party hedge provider. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-31	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement and it supersedes the discussion of U.S. federal income taxation in the accompany product prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. This discussion applies only to U.S. holders and non-U.S. holders that will purchase the Notes upon original issuance and will hold the Notes as capital assets for U.S. federal income tax purposes.  In addition, the discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether any of the entities whose stock is included in the Basket would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation,” within the meaning of Section 897 of the Code. If any of the entities whose stock is included in the Basket were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder. You should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the Basket and consult your tax advisor regarding the possible consequences to you in this regard, if any.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this document as a pre-paid cash-settled contingent income-bearing derivative contract linked to the Basket for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. In addition, we intend to treat the contingent coupons as U.S. source income for U.S. federal income tax purposes.  The following discussion assumes that the treatment described in this paragraph is proper and will be respected.
Although the U.S. federal income tax treatment of the contingent quarterly coupon is uncertain, we intend to take the position, and the following discussion assumes, that such contingent quarterly coupon (including any contingent quarterly coupon paid on or with respect to the maturity date) constitutes taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of tax accounting. If the Notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Notes in an amount equal to the difference between the cash amount a holder receives at such time (other than amounts properly attributable to any contingent quarterly coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes.  In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes.  Capital gain recognized by an individual U.S. holder is

P-32	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The ordinary income treatment of the contingent quarterly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or maturity of the Notes, could result in adverse tax consequences to a holder because the deductibility of capital losses is subject to limitations.
While the matter is not entirely clear, to the extent a Reference Stocks is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange traded funds), real estate investment trusts, partnerships, trusts and passive foreign investment companies), an investment in the Notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). If an investment in the Notes is treated as a constructive ownership transaction, it is not clear how the net underlying long-term capital gain would be computed and to what extent any long-term capital gain of a United States holder in respect of the Notes will be recharacterized as ordinary income. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
Alternative Treatments.  Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Notes, and the Internal Revenue Service might assert that the Notes should be treated, as a single debt instrument.  Because the Notes have a term that exceeds one year, such debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, a holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Notes. In addition, any gain a holder might recognize upon the sale or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis irrespective of any contingent quarterly coupons. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently irrespective of any contingent quarterly coupons and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

P-33	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
Backup Withholding and Information Reporting.  Payments made with respect to the Notes and proceeds from the sale or exchange of the Notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.
Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.
Non-U.S. holders.  The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
While the U.S. federal income tax treatment of the Notes (including proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent quarterly coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent monthly coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent monthly coupon payments.  No assurance can be provided on the proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders should consult their tax advisors in this regard.
Except as discussed below, a  non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including, for the avoidance of doubt, any amounts properly attributable to any contingent quarterly coupon which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the Notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend.  However, withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2017. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying

P-34	RBC Capital Markets, LLC

Direct Investment Notes Linked to a Stable Growth Basket due June 6, 2017
agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”), imposes a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the Notes may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018.  We will not pay additional amounts with respect to any FATCA withholding.  Therefore, if such withholding applies, any payments on the Notes will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the Notes.

P-35	RBC Capital Markets, LLC